Exhibit 5.5

[Letterhead of Cavin & Ingram, P.A.]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Boulevard
Naperville, IL 60563

Jones Day
77 W. Wacker Drive
Chicago, IL 60601

Re:	Emcare of New Mexico, Inc. — Opinion in Connection with the
Filing of the Form S-4 Registration Statement (“Registration
Statement”) of Laidlaw International, Inc. Relating to Its Exchange
Offer of Its 10 3/4% Senior Notes Due 2011

Ladies and Gentlemen:

     We have acted as counsel to Emcare of New Mexico, Inc., a New Mexico corporation (“Subsidiary Guarantor”) in connection with the issuance of certain Senior Notes (“Senior Notes”) of Laidlaw International, Inc., a Delaware corporation (“Laidlaw”). Subsidiary Guarantor is a subsidiary of Laidlaw, and is a guarantor of the Senior Notes and a party to various agreements related thereto.

     In connection with the opinions hereinafter expressed, we have examined the following:

(1)	Subsidiary Guarantor’s Articles of Incorporation (“Articles of Incorporation”);

(2)	Subsidiary Guarantor’s Bylaws (“Bylaws”);

(3)	Resolutions of the Board of Directors of Subsidiary Guarantor regarding, inter alia, approval of the Senior Notes and all matters related thereto;

(4)	Subsidiary Guarantor’s Officer’s Certificate (“Officer’s Certificate”);

(5)	Certificate of Good Standing and Compliance (“Certificate of Good Standing”) from the Office of the Public Regulation Commission of the State of New Mexico regarding Subsidiary Guarantor;

(6)	The Indenture Regarding Senior Notes, as amended (“Indenture”); and

(7)	Subsidiary Guarantor’s Guarantee of the Senior Notes (“Guarantee”).

Laidlaw International, Inc.
Jones Day

     In connection with this opinion, we have examined the above-described documents and such matters of law as we have deemed appropriate to render the opinions expressed hereinbelow. For purposes of this opinion, we have assumed, with your permission and without independent investigation, inquiry, or verification, the following:

(a)	The genuineness of all signatures on all documents and certificates referred to herein or relied upon by us;

(b)	The authenticity of all documents submitted to us as originals;

(c)	The conformity to originals of all documents submitted to us as copies;

(d)	All information set forth on the Certificate of Good Standing was true and correct on the date of issuance thereof and will remain true and correct to and including the date of this opinion; and

(e)	The execution, delivery and performance by Subsidiary Guarantor of the Indenture and/or Guarantee do not and will not violate, or require Subsidiary Guarantor to obtain consents, permissions or approvals under any existing contract, mortgage, indenture, or other agreement to which Subsidiary Guarantor is a party or by which Subsidiary Guarantor or any of its property is bound.

     Based on the foregoing assumptions and subject to the exceptions, qualifications, and limitations hereinbelow, we are of the opinion that:

(1)	The Subsidiary Guarantor is validly existing and in good standing under its jurisdiction of organization;

(2)	As of the date of the Indenture, the Subsidiary Guarantor had all necessary power and corporate authority to enter into, and as of the date hereof, the Subsidiary Guarantor has all necessary corporate power and corporate authority to perform its obligations under, the Indenture;

(3)	The execution, delivery and performance by the Subsidiary Guarantor of the Indenture has been authorized by all necessary action of the Subsidiary Guarantor; and

(4)	When the Registration Statement becomes effective under the Securities Act of 1933 and the Guarantee of the Senior Notes is delivered in accordance with the terms of the exchange offer in exchange for the guarantee by the Subsidiary Guarantor of the outstanding notes, the Guarantee will be validly executed and delivered and will constitute a valid and binding obligation of the Subsidiary Guarantor.

Laidlaw International, Inc.
Jones Day

     The foregoing opinions are subject to the following exceptions, qualifications, and limitations:

(a)	This opinion is rendered solely as to matters of New Mexico law, and we do not purport to express any opinion herein concerning any law other than the laws of the State of New Mexico;

(b)	We undertake no responsibility to advise you of law that becomes effective after the date hereof or changes in the facts after the date hereof that would alter the scope or substance of the opinions expressed herein.

     This opinion is furnished to the addressees hereof solely for their benefit in connection with the Registration Statement, and may not be relied upon by any other person without our prior written consent; provided, however, that we consent to the filing of this opinion as an Exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.

Very truly yours,

CAVIN & INGRAM, P.A.

By:	/s/ Sealy H. Cavin, Jr.
Sealy H. Cavin, Jr.